C.S. McKee, L.P. WSP 2  Code of Ethics as required by Rule 204A-1

WSP 2.1   Preamble

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), specifically Rule 204-2 there-under, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the investment adviser.  Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of C.S. McKee, L.P. (the “Firm”) in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

1.

To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

2.

To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.

To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

4.

Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

5.

To engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.  In addition, this code provides for Safeguarding of client assets from conversion or inappropriate use by advisory personnel according to Rule 206(4)-7.

McKee’s standard of business conduct (Code) requires that supervised employees of the firm comply with all federal, state, and local securities laws.

The Executive Committee of the Firm adopts this Code of Ethics.  This Code is based upon the principle that the Executive Committee members and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.  This fiduciary duty includes the duty of the Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Executive Committee and to the Board of Directors of any Fund of advised or sub-advised by the Firm.

WSP 2.2  Policy Statement on Insider Trading

The Firm forbids any officer, Executive Committee member or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as "insider trading."  The Firm's policy applies to every officer, Executive Committee member and employee and extends to activities within and outside their duties at the Firm.  Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.

trading by an insider, while in possession of material nonpublic information, or

2.

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3.

communicating material nonpublic information to others.

The concept of "insider" is broad.  It includes officers, Executive Committee members and employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services.   For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that officers, Executive Committee members and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.

Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.

Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i.

Report the matter immediately to the Firm’s Compliance Officer.

ii.

Do not purchase or sell the securities on behalf of yourself or others.

iii.

Do not communicate the information inside or outside the Firm, other than to the Firm’s Compliance Officer.

iv.

After the Firm’s Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Firm’s Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading.  The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm will:

i.

provide, on a regular basis, information necessary to familiarize officers, Executive Committee members and employees with the Firm's policy and procedures, and

ii.

when it has been determined that an officer, Executive Committee member or employee of the Firm has material nonpublic information,

1.

implement measures to prevent dissemination of such information, and

2.

if necessary, restrict officers, Executive Committee members and employees from trading the securities.

To detect insider trading, a Compliance Officer will:

i.

review the trading activity reports filed by each officer, Executive Committee member and employee, and

ii.

review the trading activity of accounts managed by the Firm.

WSP 2.3  Restricted List

The Head trader emails the Chief Compliance Officer when a trade is currently underway.   These emails are referenced when the CCO is asked to pre-approve a personal trade for an employee.

WSP 2.4  Prohibited Transactions

No access person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above.

WSP 2.4.1  Access Persons

Except as provided in WSP 2.5 below, no access person shall:

purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

1.

is being considered for purchase or sale by any Portfolio or Fund managed by the Firm, or

2.

is being purchased or sold by any Portfolio or Fund managed by the Firm; or

3.

disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

4.

acquire a beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements.

5.

accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm.  For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient, when the gifts are in relation to the Firm’s business.

6.

profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days.  Trades made in violation of this prohibition should be unwound, if possible.  Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

a.

Exception:  The compliance officer of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption.  An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger.  [See Pre-Clearance Procedures below].  The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Funds or Portfolios.  The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception  to the prohibition is permissible.  The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities.  In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must complete, sign and submit to the compliance officer a completed Securities Transactions Report Relating to Short-Term Trading (Exhibit D), certifying that the proposed transaction is in compliance with this Code of Ethics.  The compliance officer shall retain a record of exceptions granted and the reasons supporting the decision.

7.

serve on the Board of Directors of any publicly traded company without prior authorization of the compliance officer of the Firm.  Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds.  Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities.  Notification of such directorships shall be made to the compliance officer of the Funds.

8.

buy or sell a security from the time the investment committee approves the transaction to two (2) calendar days after any portfolio of the Firm trades in that security.  Any trades made within the proscribed period shall be unwound, if possible.  Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

The Chief Compliance Officer relies on the Head Trader and/or Portfolio manager to notify him/her of securities in play so that the CCO can prevent employees from trading in the same securities.

WSP 2.4.2  Registered Broker Representatives

In addition to the prohibitions listed in Section WSP 2.4.1 above, no registered broker representative shall engage in any of the following:

•

accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm.  For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $100 or less per individual recipient per year, when the gifts are in relation to the Firm’s Mutual Fund Business.

WSP 2.5  Exempted Transactions

Transactions described in WSP 2.4.1 above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1 and Section 206 of the Investment Company Act may be permitted within the discretion of the compliance officer of the Firm on a case-by-case basis.  Such exempted transactions may include:

1.

purchases or sales of securities which are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

2.

securities of companies with a market capitalization in excess of $1 billion.

3.

purchases or sales of a de minimus amount of securities.  A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

4.

up to an aggregate $25,000 principal amount of a fixed income security within any three-consecutive month period;

5.

up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

6.

any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 100 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

7.

Securities which the access person, Fund and/or Portfolio has no influence or control, including:

•

purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

•

purchases or sales which are non-volitional on the part of either the access person or the Fund and/or Portfolio;

•

purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and

•

securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

•

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies.

WSP 2.6  Compliance Procedures with regards to Personal Trading

With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre-clear through and report to the compliance officer of the Firm.

WSP 2.6.1  Pre-clearance Procedures

All access persons should receive prior written approval from the Firm’s compliance officer, or other officer designated by the Executive Committee, before purchasing or selling securities in an account that such access person has beneficial ownership.  The access person should request pre-clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form (Exhibit E) to the designated individual.

Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received.  For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Monday.  If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade.  In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the designated person prior to executing the pre-cleared transaction.

Access persons are excluded from pre-clearing securities purchased, sold or acquired in the following transactions:

(a)

purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

(b)

purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

(c)

purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).

(d)

securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)

holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosed transactions.

Exceptions:   In the event that no Compliance officials and/or Designated Persons are available to pre-clear (traveling, busy, etc.), employees will be allowed to place a trade if they are certain that it has not violated the spirit of our Code of Ethics.  In any case, the Designated Person must sign and date the pre-clearance form in a reasonable time-frame after the trade is placed and will be responsible for making sure that the trade did not violate the rules and spirit of this Code. This exception does NOT apply to IPO’s and/or Private Placements.